Press Release

AMSC REPORTS FIRST QUARTER
FISCAL YEAR 2010 FINANCIAL RESULTS

- - -	First Quarter Revenues Increased 33 Percent Year Over Year to a Record $97 Million Earnings More Than Doubled Year Over Year Revenue and Earnings Forecasts Increased for Full Year Fiscal 2010

DEVENS, Mass., July 29, 2010 – American Superconductor Corporation (NASDAQ: AMSC), a global power technologies company, today reported financial results for the first quarter of its fiscal year 2010 ended June 30, 2010.

Revenues for the first quarter of fiscal 2010 increased 33 percent to $97.2 million from $73.0 million for the first quarter of fiscal 2009. Gross margin for the first quarter of fiscal 2010 was 40.1 percent, which compares with 30.9 percent for the first quarter of fiscal 2009.

AMSC generated net income of $9.2 million, or $0.20 per diluted share, for the first quarter of fiscal 2010. This compares with net income of $1.8 million, or $0.04 per diluted share, for the first quarter of fiscal 2009. Non-GAAP net income was $13.0 million, or $0.28 per diluted share, for the first quarter of 2010. This compares with non-GAAP net income of $5.5 million, or $0.12 per diluted share, for the first quarter of 2009. Please refer to the financial table included below for a reconciliation of GAAP to non-GAAP results.

Cash, cash equivalents, marketable securities and restricted cash at June 30, 2010 were $120.7 million. This compares with $155.1 million as of March 31, 2010. The decrease was due primarily to some customer payments shifting from June to July 2010, an increase in capital expenditures in line with the company’s plan and changes in the dollar value of cash held in foreign currencies.

The company reported backlog as of June 30, 2010 of approximately $952 million compared with approximately $588 million as of March 31, 2010. This increase is related primarily to a multi-year order worth approximately US$445 million the company received in May 2010 from Sinovel Wind Group Co., Ltd.

“American Superconductor has achieved six consecutive quarters of rapid, profitable growth, and we are now well positioned to exceed our original forecasts for revenues and earnings for full fiscal 2010,” said Greg Yurek, AMSC’s founder and chief executive officer. “We achieved a record level of backlog in our first quarter, which gives us very good visibility to continued profitable growth over the next several years. The bulk of our sales during this period are expected to continue to be to Asian wind turbine manufacturers who are building out capacity to meet increased domestic demand and who are also preparing to export wind turbines to Western markets. We also expect our sales to customers in Western countries to start ramping significantly during that time.”

Yurek added, “In our AMSC Superconductors business unit, we made good progress during the first fiscal quarter in migrating to our 100-millimeter superconductor wire manufacturing process. We ramped our capital expenditures for superconductor manufacturing, as planned, and have now begun to install and qualify the additional equipment that will be needed to meet expected wire demand for Korean and Chinese superconductor power grid projects, the Tres Amigas SuperStation in the U.S., and SeaTitanTM superconductor wind turbines for offshore wind farms in the years ahead.”

Financial Forecast
“We are increasing our revenue forecast for full year fiscal 2010 from a range of $415 million to $425 million to a range of $420 million to $430 million,” said David Henry, AMSC’s senior vice president and chief financial officer. “We also are increasing our net income forecast for the full fiscal year from a range of $37.5 million to $40.0 million, or $0.80 to $0.85 per diluted share, to a range of $39.5 million to $42.0 million, or $0.85 to $0.90 per diluted share. Our non-GAAP net income guidance is similarly increased from a range of $54.0 million to $56.5 million, or $1.15 to $1.20 per diluted share, to a range of $56.0 million to $58.5 million, or $1.20 to $1.25 per diluted share.”

Conference Call Reminder
In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today to discuss the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the "Investors” section of the company’s website at www.amsc.com/investors. The live call also can be accessed by dialing 913-312-0950 and using conference ID 3274268. A telephonic playback of the call will be available from 1:00 p.m. ET on July 29 through 1:00 p.m. ET on August 5. Please call 719-457-0820 and refer to conference ID 3274268 to access the playback.

About American Superconductor (NASDAQ: AMSC)
AMSC offers an array of proprietary technologies and solutions spanning the electric power infrastructure – from generation to delivery to end use. The company is a leader in renewable energy providing proven, megawatt-scale wind turbine designs and electrical control systems. The company also offers a host of Smart Grid technologies for power grid operators that enhance the reliability, efficiency and capacity of the grid, and seamlessly integrate renewable energy sources into the power infrastructure. These include superconductor power cable systems, grid-level surge protectors and power electronics-based voltage stabilization systems. AMSC’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at .

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, D-VAR, dSVC, PowerModule, PQ-IVR, PQ-SVC, Secure Super Grids, SuperGEAR, SeaTitan and, Windtec and design are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries. All other brand names, product names or trademarks belong to their respective holders.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “forecast,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could materially impact the value of our common stock or cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: we have a history of operating losses, and we may incur losses in the future; our operating results may fluctuate significantly from quarter to quarter and may fall below expectations in any particular fiscal quarter; a significant portion of our revenues are derived from a single customer and revenues from this customer may decline in future periods; adverse changes in domestic and global economic conditions could adversely affect our business; changes in exchange rates could adversely affect our financial results; we may not realize all of the sales expected from our backlog of orders and contracts; we rely upon third party suppliers for the components and subassemblies of many of our products, making us vulnerable to supply shortages and price fluctuations; we have not manufactured our 344 superconductors in commercial quantities, and a failure to manufacture our 344 superconductors in commercial quantities at acceptable cost and quality levels would substantially limit our future revenue and profit potential; and our patents may not provide meaningful protection for our technology, which could result in us losing some or all of our market position. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended
	June 30,
	2010	2009
Revenues:
Power Systems	$94,928	$70,696
Superconductors	2,281	2,304

Total revenues	97,209	73,000
Cost of revenues	58,224	50,417

Gross profit	38,985	22,583

Operating expenses:
Research and development	7,335	4,528
Selling, general and administrative	15,183	10,885
Amortization of acquisition related intangibles	386	445
Restructuring and impairments	—	334
Total operating expenses	22,904	16,192

Operating income	16,081	6,391
Interest income	175	243
Other income (expense), net	171	(1,976)

Income before income tax expense	16,427	4,658
Income tax expense	7,257	2,866

Net income	$9,170	$1,792

Net income per common share
Basic	$0.20	$0.04

Diluted	$0.20	$0.04

Weighted average number of common shares outstanding
Basic	45,242	43,789

Diluted	45,983	44,533

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	March 31,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$64,844	$87,594
Marketable securities	44,632	54,469
Accounts receivable, net	90,212	62,203
Inventory	41,022	35,858
Prepaid expenses and other current assets	16,315	15,381
Restricted cash	5,265	5,713
Deferred tax assets	2,022	1,776

Total current assets	264,312	262,994

Property, plant and equipment, net	70,191	64,315
Goodwill	37,934	36,696
Intangibles, net	8,016	7,770
Marketable securities	5,961	7,342
Deferred tax assets	3,652	3,043
Other assets	19,967	18,024

Total assets	$410,033	$400,184

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$79,113	$84,319
Deferred revenue	25,272	19,970
Deferred tax liabilities	3,360	471

Total current liabilities	107,745	104,760

Non-current liabilities
Deferred revenue	15,241	13,302
Deferred tax liabilities	660	777
Other	422	380

Total liabilities	124,068	119,219

Stockholders’ equity:
Common stock	455	448
Additional paid-in capital	706,741	698,417
Accumulated other comprehensive loss	(19,512)	(7,011)
Accumulated deficit	(401,719)	(410,889)
Total stockholders’ equity	285,965	280,965

Total liabilities and stockholders’ equity	$410,033	$400,184

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the three months ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net income	$9,170	$1,792
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	2,654	2,301
Stock-based compensation expense	3,499	3,066
Stock-based compensation expense—non-employee	79	30
Impairment charges on long-lived assets	—	—
Inventory write-down charges	—	—
Allowance for doubtful accounts	957	(657)
Deferred income taxes	2,027	(707)
Other non-cash items	320	207
Changes in operating asset and liability accounts:
Accounts receivable	(35,848)	(13,068)
Inventory	(5,654)	3,903
Prepaid expenses and other current assets	(1,616)	513
Accounts payable and accrued expenses	(2,140)	(10,176)
Deferred revenue	8,073	(1,340)

Net cash used in operating activities	(18,479)	(14,136)

Cash flows from investing activities:
Purchase of property, plant and equipment	(8,185)	(1,660)
Proceeds from the sale of property, plant and equipment	—	23,003
Purchase of marketable securities	(15,061)	(12,441)
Proceeds from the maturity of marketable securities	24,189	23,008
Change in restricted cash	257	(399)
Acquisition costs, net of cash acquired in acquisitions	—	—
Purchase of intangible assets	(1,230)	(369)
Change in other assets	(11)	(427)

Net cash provided by (used in) investing activities	(41)	7,712

Cash flows from financing activities:
Proceeds from follow-on public offering, net	—	—
Proceeds from exercise of employee stock options	561	1,494

Net cash provided by financing activities	561	1,494

Effect of exchange rate changes on cash and cash equivalents	(4,791)	1,039

Net decrease in cash and cash equivalents	(22,750)	(3,891)

Cash and cash equivalents at beginning of quarter	87,594	70,674

Cash and cash equivalents at end of quarter	$64,844	$66,783

Reconciliation of GAAP Net Income to Non-GAAP Net Income
(In thousands, except per share data)

	Three months ended
	June 30,
	2010	2009
Net income	$9,170	$1,792
Amortization of acquisition-related intangibles	386	445
Restructuring and impairments	—	334
Stock-based compensation	3,499	3,066
Tax effects	(83)	(88)

Non-GAAP net income	$12,972	$5,549

Non-GAAP earnings per share	$0.28	$0.12

Weighted average diluted shares outstanding	45,983	44,533

Reconciliation of Forecast GAAP Net Income to Non-GAAP Net Income for Fiscal Year 2010
(In millions, except per share data)

	Low	High
Net Income	$39.50	$42.00
Amortization of acquisition-related intangibles	1.6	1.6
Stock-based compensation	15.3	15.3
Tax effects	-0.4	-0.4

Non-GAAP net income	$56.00	$58.50

Non-GAAP net income per share	$1.20	$1.25

Diluted shares outstanding	46.7	46.7

Note: Non-GAAP net income (loss) is defined by the company as net income (loss) before amortization of acquisition-related intangibles, restructuring and impairments, stock-based compensation, other unusual charges and any tax effects related to these items. The company believes non-GAAP net income (loss) is an important measurement for management and investors given the effect that these non-cash or non-recurring charges have on the company’s net income (loss). The company regards non-GAAP net income (loss) as a useful measure of operating performance and cash flow to complement operating income, net income (loss) and other GAAP financial performance measures.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income (loss) is set forth in the table above.

AMSC Contact:
Jason Fredette
Managing Director, Corporate Communications
Phone: 978-842-3177
Email: jfredette@amsc.com